UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                               (AMENDMENT NO. 1)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              PHARMION CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                   71715B 40 9
                                 (CUSIP Number)

                                DECEMBER 31, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)


--------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments II, L.P. 22-3764772

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**       (a)  |_|
                                                            (b)  |X|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                5. SOLE VOTING POWER
NUMBER OF
                   -0-
SHARES
                6. SHARED VOTING POWER
BENEFICIALLY
                   688,486
OWNED BY
                7. SOLE DISPOSITIVE POWER
EACH
                   -0-
REPORTING
                8. SHARED DISPOSITIVE POWER
PERSON WITH
                   688,486

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    688,486

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES** |_|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.17%

12. TYPE OF REPORTING PERSON**

    PN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

1. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments II Advisors Fund, L.P. 22-3784567

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                             (b) |X|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                   5. SOLE VOTING POWER
NUMBER OF
                      -0-
SHARES
                   6. SHARED VOTING POWER
BENEFICIALLY
                      29,212
OWNED BY
                   7. SOLE DISPOSITIVE POWER
EACH
                      -0-
REPORTING
                   8. SHARED DISPOSITIVE POWER
PERSON WITH
                      29,212


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    29,212

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES** |_|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.09%

12. TYPE OF REPORTING PERSON**

    PN
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

1. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Associates II LLC          22-3764735

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**     (a) |_|
                                                              (b) |X|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
                   5.   SOLE VOTING POWER
NUMBER OF
                        -0-
SHARES

BENEFICIALLY       6. SHARED VOTING POWER

OWNED BY              717,698

EACH               7. SOLE DISPOSITIVE POWER

REPORTING             -0-

PERSON WITH        8. SHARED DISPOSITIVE POWER

                      717,698

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    717,698

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES** |_|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.27%

12. TYPE OF REPORTING PERSON**

    OO

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Jay Moorin

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**     (a) |_|
                                                              (b) |X|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

                   5.   SOLE VOTING POWER
NUMBER OF
                        -0-
SHARES

BENEFICIALLY       6. SHARED VOTING POWER

OWNED BY              717,698

EACH               7. SOLE DISPOSITIVE POWER

REPORTING             -0-

PERSON WITH        8. SHARED DISPOSITIVE POWER

                      717,698

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    748,948(1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES** |_|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.37%

12. TYPE OF REPORTING PERSON**

    IN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


-----------------------
(1) Amount assumes exercise by Mr. Moorin of his stock options to purchase 31,250 shares of common stock.

1. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Alain Schreiber

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**     (a)  |_|
                                                              (b)  |X|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

       United States Resident Alien

                   5.   SOLE VOTING POWER
NUMBER OF
                        -0-
SHARES

BENEFICIALLY       6. SHARED VOTING POWER

OWNED BY              717,698

EACH               7. SOLE DISPOSITIVE POWER

REPORTING             -0-

PERSON WITH        8. SHARED DISPOSITIVE POWER

                      717,698

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    717,698

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES** |_|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.27%

12. TYPE OF REPORTING PERSON**

    IN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

1. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joyce Tsang

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                             (b) |X|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

                    5.   SOLE VOTING POWER
NUMBER OF
                        -0-
SHARES

BENEFICIALLY       6. SHARED VOTING POWER

OWNED BY              717,698

EACH               7. SOLE DISPOSITIVE POWER

REPORTING             -0-

PERSON WITH        8. SHARED DISPOSITIVE POWER

                      717,698

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    717,698

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES** |_|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.27%

12. TYPE OF REPORTING PERSON**

    IN
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

1. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Pasquale DeAngelis

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a) |_|
                                                             (b) |X|

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

                    5.   SOLE VOTING POWER
NUMBER OF
                        -0-
SHARES

BENEFICIALLY       6. SHARED VOTING POWER

OWNED BY              717,698

EACH               7. SOLE DISPOSITIVE POWER

REPORTING             -0-

PERSON WITH        8. SHARED DISPOSITIVE POWER

                      717,698

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    717,698

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES** |_|

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.27%

12. TYPE OF REPORTING PERSON**

    IN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(A).  NAME OF ISSUER.

      Pharmion Corporation (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      The Company's principal executive offices are located at 2525 28th Street, Boulder, CO 80301.

ITEMS 2(A). NAME OF PERSON FILING.

      This statement is filed on behalf of the following persons with respect to shares of common stock of the Company and stock options to purchase shares of common stock of the Company:

      (i)  ProQuest   Investments  II,  L.P.,  a  Delaware  limited  partnership
("Investments II"), with respect to Shares beneficially owned by it;

      (ii) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

      (iii) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

      (iv) Jay Moorin, an individual and a member of Associates II ("Moorin"), with respect to Shares beneficially owned by Investments II and Advisors Fund;

      (v) Alain Schreiber, an individual and a member of Associates II ("Schreiber"), with respect to Shares beneficially owned by Investments II and Advisors Fund;

      (vi) Joyce Tsang, an individual and a member of Associates II ("Tsang"), with respect to Shares beneficially owned by Investments II and Advisors Fund; and

      (vii) Pasquale DeAngelis, an individual and a member of Associates II ("DeAngelis"), with respect to Shares beneficially owned by Investments II and Advisors Fund.

      The foregoing persons are hereinafter are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

      The address of the principal business office of each of the Reporting Persons is 600 Alexander Park, Suite 204, Princeton, NJ 08540.

ITEM 2(C).  CITIZENSHIP.

      Mr. Moorin, Ms. Tsang and Mr. DeAngelis are United States citizens. Mr. Schreiber is a United States resident alien. Investments II and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates II is a Delaware limited liability company organized under the laws of the State of Delaware.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

      Common stock, par value $0.001 per share.

ITEM 2(E).  CUSIP NUMBER.

      71715B 40 9

ITEM 3.

      If this statement is filed pursuant to Rules 13d-1(b)or 13d- 2(b)or (c), check whether the person filing is a:

      (a)      |_| Broker or dealer registered under Section 15 of the Act,

      (b)      |_| Bank as defined in Section 3(a)(6)of the Act,

      (c)      |_| Insurance Company as defined in Section 3(a)(19)of the Act,

      (d)      |_|  Investment   Company  registered  under  Section  8  of  the
               Investment Company Act of 1940,

      (e)      |_|   Investment   Adviser   in   accordance   with  Rule   13d-1
               (b)(1)(ii)(E),

      (f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

      (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

      (h) |_| Savings Association as defined in Section 3(b)of the Federal Deposit Insurance Act,

      (i)      |_|  Church  Plan  that is  excluded  from the  definition  of an
               investment   company  under  Section  3(c)(14)of  the  Investment
               Company Act of 1940,

      (j)      |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4. OWNERSHIP.

      The percentages used herein are calculated based upon 31,656,158 shares issued and outstanding, as of November 5, 2004, based upon the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. As of the close of business on December 31, 2004, the Reporting Persons owned shares of the Company's common stock in the amounts and percentages listed below:

      A. PROQUEST INVESTMENTS II, L.P.

      (a) Amount beneficially owned: 688,486

      (b) Percent of class: 2.17%

      (c)   (i) Sole power to vote or direct the vote: -0-

            (ii) Shared power to vote or direct the vote: 688,486

            (iii) Sole power to dispose or direct the disposition: -0-

            (iv) Shared power to dispose or direct the disposition: 688,486

      B. PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

      (a) Amount beneficially owned: 29,212

      (b) Percent of class: 0.09%

      (c)   (i) Sole power to vote or direct the vote: -0-

            (ii) Shared power to vote or direct the vote: 29,212

            (iii) Sole power to dispose or direct the disposition: -0-

            (iv) Shared power to dispose or direct the disposition: 29,212

      C. PROQUEST ASSOCIATES II LLC

      (a) Amount beneficially owned: 717,698

      (b) Percent of class: 2.27%

      (c)   (i) Sole power to vote or direct the vote: -0-

            (ii) Shared power to vote or direct the vote: 717,698

            (iii) Sole power to dispose or direct the disposition: -0-

            (iv) Shared power to dispose or direct the disposition: 717,698

      G. JAY MOORIN

      (a) Amount beneficially owned: 748,948 (assumes exercise by Mr. Moorin of his stock options to purchase 31,250 shares of common stock)

      (b) Percent of class: 2.37%

      (c)   (i) Sole power to vote or direct the vote: -0-

            (ii) Shared power to vote or direct the vote: 717,698407

            (iii) Sole power to dispose or direct the disposition: -0-

            (iv) Shared power to dispose or direct the disposition: 717,698

      H. ALAIN SCHREIBER

      (a) Amount beneficially owned: 717,698

      (b) Percent of class: 2.27%

      (c)   (i) Sole power to vote or direct the vote: -0-

            (ii) Shared power to vote or direct the vote: 717,698

            (iii) Sole power to dispose or direct the disposition: -0-

            (iv)Shared power to dispose or direct the disposition:  717,698

      I. JOYCE TSANG

      (a) Amount beneficially owned: 717,698

      (b) Percent of class: 2.27%

      (c)   (i) Sole power to vote or direct the vote: -0-

            (ii) Shared power to vote or direct the vote: 717,698

            (iii) Sole power to dispose or direct the disposition: -0-

            (iv) Shared power to dispose or direct the disposition: 717,698

      J. PASQUALE DEANGELIS

      (a) Amount beneficially owned: 1,435,407

      (b) Percent of class: 2.27%

      (c)   (i) Sole power to vote or direct the vote: -0-

            (ii) Shared power to vote or direct the vote: 717,698

            (iii) Sole power to dispose or direct the disposition: -0-

            (iv) Shared power to dispose or direct the disposition: 717,698

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.

ITEM 10. CERTIFICATIONS.

      Each of the Reporting Persons hereby makes the following certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 7, 2005

                                       /s/ Pasquale  DeAngelis
                                       ---------------------------------------
                                       Pasquale  DeAngelis, individually,  as a
                                       member  of  ProQuest Associates  II LLC,
                                       and as a  member  of ProQuest  Associates
                                       II LLC on behalf of ProQuest  Investments
                                       II,   L.P.   and ProQuest  Investments II
                                       Advisors  Fund, L.P.


                                                            *
                                       ---------------------------------------
                                       Jay Moorin, individually


                                                            *
                                       ---------------------------------------
                                       Alain Schreiber, individually


                                                           *
                                       ---------------------------------------
                                        Joyce Tsang, individually


*By:    /s/ Pasquale DeAngelis
        --------------------------------------
        Pasquale DeAngelis, Attorney-in-Fact
        Power of attorney filed as an exhibit hereto



                                  Index Exhibit

                                  SCHEDULE 13G

EXHIBIT NUMBER    EXHIBIT DESCRIPTION
--------------    -------------------

99.1              Joint Filing Agreement
99.2              Power of Attorney